Exhibit 99.2
Table 1
Wyndham Worldwide Corporation
2007 Earnings and Seasonality Guidance (as of August 1, 2007)
(In millions, except per share data)

	Low	High
Net Revenues
Lodging	$700	$730
Vacation Exchange and Rentals	1,230	1,260
Vacation Ownership	2,400	2,500

Total Reportable Segments	$4,340	$4,480

Adjusted EBITDA
Lodging	$215	$230
Vacation Exchange and Rentals	305	315
Vacation Ownership	380	400
Corporate and Other	(75)	(60)

Total Adjusted EBITDA	845	860

Depreciation and amortization	(170)	(160)

Interest expense, net	(75)	(65)

Income before income taxes	600	635

Provision for income taxes	(228)	(243)

Adjusted net income	$372	$392

Diluted earnings per share	$2.02	$2.13

Diluted shares	184	184

	2007 Seasonality (as of August 1, 2007)
	Q1		Q2		Q3		Q4
	LOW	HIGH	LOW	HIGH	LOW	HIGH	LOW	HIGH

Net Revenues
Lodging	20%	22%	25%	27%	27%	29%	24%	26%
Vacation Exchange and Rentals	23%	25%	22%	24%	28%	30%	23%	25%
Vacation Ownership	21%	23%	25%	27%	26%	28%	24%	26%

Total Reportable Segments	22%	24%	24%	26%	26%	28%	24%	26%

EBITDA
Lodging	20%	22%	25%	27%	30%	32%	21%	23%
Vacation Exchange and Rentals	27%	29%	15%	17%	35%	37%	19%	21%
Vacation Ownership	17%	19%	26%	28%	28%	30%	25%	27%

Total Reportable Segments	21%	23%	22%	24%	31%	33%	22%	24%

Note 1:	Projections do not total because we do not expect the actual results of all segments to be at the highest or lowest end of any projected range simultaneously.
Note 2:	Projections exclude separation and related costs, as well as legacy adjustments.
Note 3:	It is not practical to provide a reconciliation of forecasted Adjusted EBITDA for the full year 2007 to the most directly comparable GAAP measure, net income, because certain items cannot be reasonably estimated or predicted at this time. Any of those items could be significant to our financial results.

Table 2
Wyndham Worldwide Corporation
2007 Driver Guidance

	Low	High
Lodging
RevPAR	5%	7%

Weighted Average Rooms Available	2%	4%

Vacation Exchange and Rentals
Average Number of Members	4%	6%

Annual Dues and Exchange Revenue per Member	1%	3%

Vacation Rental Transactions	6%	8%

Average Net Price per Vacation Rental	6%	8%

Vacation Ownership
Tours	9%	11%

Volume per Guest (VPG)	6%	8%